CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 10, 2017

Board of Directors of Business Lines Corp.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated September 3, 2017, with respect to the balance sheet of Tahawi Aerospace Corp. as of December 31, 2016 and the related statements of operations, shareholder's equity and cash flows for the period from September 15, 2016 (inception) to December 31, 2016 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

September 10, 2017